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                                                                     EXHIBIT 5.1

                                  May 25, 1999


Sanmina Corporation
355 Trimble Road
San Jose, CA  95131

        RE:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on May 25, 1999 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 4,400,000 shares of your Common Stock, par value $0.01 per share (the "Shares"), (i) 900,000 shares of which are to be issued pursuant to options under the Amended 1990 Incentive Stock Plan, (ii) 800,000 shares of which are to be issued pursuant to the 1993 Employee Stock Purchase Plan and (iii) 2,700,000 shares of which are to be issued pursuant to the 1999 Stock Plan (collectively, the "Plans"). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.

        It is our opinion that, when issued and sold in the manner described in the Plans and pursuant to the agreements which accompany each grant under the Plans, the Shares will be legally and validly issued, fully-paid and non-assessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

                                        Very truly yours,

                                        WILSON SONSINI GOODRICH & ROSATI


                                        /s/ Wilson Sonsini Goodrich & Rosati